CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 25 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 20, 1999, relating to the financial statements and financial highlights of Prudential Institutional Liquidity Portfolio, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to use under the heading "Investment Advisory and Other Services" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.




/s/PRICEWATERHOUSECOOPERS LLP
-----------------------------
PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
June 10, 1999